Exhibit 99.1

128 Sidney Street, Cambridge, MA 02139-4239	TEL: (617) 995-2500	FAX: (617) 995-2510

Contacts:

Investors	Media
Carol Hausner	Tony Loke
Executive Director, Investor Relations and	Rx Communications Group, LLC
Corporate Communications	Tel: (917) 322-2164
Tel: (617) 995-2500	tloke@rxir.com
info@immunogen.com

For Immediate Release

ImmunoGen, Inc. Announces Addition of Nicole Onetto, MD,

to the Board of Directors

CAMBRIDGE, MA, June 9, 2005 – ImmunoGen, Inc. (Nasdaq: IMGN) is pleased to announce the addition of Nicole Onetto, MD, to the Company’s Board of Directors. Dr. Onetto has over fifteen years of clinical drug development experience – with a focus on cancer drugs – gained at leading biotechnology and pharmaceutical companies.

Mitchel Sayare, Ph.D., Chairman and CEO, commented, “We are delighted to have Nicole join our Board. She brings a medical perspective to the Board, as well as complementary experience in drug development. Nicole’s addition reflects the growing significance of clinical development to ImmunoGen.”

Dr. Onetto was most recently Executive Vice President and Chief Medical Officer of OSI Pharmaceuticals. She led clinical research in positions of increasing responsibility at OSI Pharmaceuticals, Gilead Sciences, NeXstar Pharmaceuticals, Bristol-Myers Squibb, Immunex, and Hoechst (now sanofi-aventis). Her positions have focused primarily on the successful development of cancer drugs, including Taxol® and Tarceva™. Dr. Onetto has a Bachelor of Arts degree from the Academy of Paris, France, a Doctor of Medicine degree from the University of Paris V, France, and a Masters of Science degree in pharmacology from the University of Montreal, Canada.

About ImmunoGen, Inc.

ImmunoGen, Inc. develops targeted anticancer biopharmaceuticals. The Company’s proprietary Tumor-Activated Prodrug (TAP) technology uses tumor-targeting antibodies to deliver a potent, cell-killing agent specifically to cancer cells. ImmunoGen is advancing its wholly-owned TAP compounds, huN901-DM1 and huC242-DM4. Centocor, Biogen Idec, Genentech, the sanofi-aventis Group, Millennium Pharmaceuticals, Inc., Boehringer Ingelheim, and Abgenix have licensed the right to develop or test TAP compounds to specific targets; ImmunoGen also has a broader collaboration with the sanofi-aventis Group.

Taxol® is a registered trademark of Bristol-Myers Squibb Company; Tarceva™ is a trademark of OSI Pharmaceuticals.